Privacy Policy

Purpose of our Privacy Policy

RealyInvest, Inc. is aware of the trust you place in us and our responsibility to protect your privacy. This privacy policy and agreement (our “Privacy Policy”) specifies the personal information that we ask you to provide in order to participate in the Services we offer and governs how we treat this personal information. We operate our Website at www.realyinvest.com (“Website”) and offer our Services pursuant to the statutes and regulations that apply to this Website with respect to the Services provided through this Website (“Applicable Law”).

PLEASE READ THIS PRIVACY POLICY CAREFULLY. YOUR CONSENT TO THE TERMS OF THIS PRIVACY POLICY CREATES LEGAL OBLIGATIONS FOR YOU AND FOR US. IF YOU DO NOT AGREE WITH THE TERMS OF THIS PRIVACY POLICY, PLEASE DO NOT USE OUR WEBSITE.

You indicate your consent to the terms of this Privacy Policy in various ways, depending on your use of the services offered by the Website. By accessing and using the Website as a Website visitor, you are acknowledging that you have read and understood this Privacy Policy and agree to be legally bound by it. If you register as an Investor on our Website, during the registration process you will be asked to confirm that you have reviewed this Privacy Policy and that you agree to its terms. Such confirmation constitutes your agreement to be bound by this Privacy Policy. You are permitted to register only in your capacity as an individual, and we do not allow Investors to register on behalf of a group or organization.

Information you may provide while visiting our Website or while participating in our Services falls into two broad categories: (i) Personally Identifiable Information, and (ii) Anonymous Information. “Personally Identifiable Information” means any information that could reasonably be used to identify you, including your name, address, e-mail address, birth date, financial information, cell or land-line phone number, or any combination of information that could be used to identify you. “Anonymous Information” is information that does not identify you and may include statistical information concerning, for example, your use of our Services or the pages on our Website that you visit most frequently. Please keep in mind that our Privacy Policy does not govern information you choose to share with other Users, as we have no direct control over the collection or use of this information. Please use appropriate precautions in sharing your information with other Users.

A User of our Website who is not an Investor may review selected information about the services offered by our Website without revealing his or her identity or providing any Personally Identifiable Information. It is only when a User wishes to become an Investor and participate in the Investor-only accessed portions of the Website and utilize investment tools that a User is required to provide Personally Identifiable Information. Investors who wish to invest in the investment opportunities (“Investment Opportunities”) presented on our Website must provide additional Personally Identifiable Information as described below.

Personally Identifiable Information

We obtain Personally Identifiable Information from those persons who have signed up to participate as an Investor through the Website. In order to access our services as an Investor, you must complete a registration form which specifies the information you must provide in order to enjoy the particular features to which you wish to subscribe. The information required may include such items as name; email address; cell and land-line phone number; mailing address; social security number (for IRS tax reporting purposes); and birth date (for COPPA and eligibility purposes) (collectively "Contact Information"). Our registration forms may additionally request information which you may, at your option, choose to provide or withhold. To the extent this additional information constitutes Personally Identifiable Information, we will treat it in the manner specified in this Privacy Policy. To qualify to invest in Investment Opportunities presented on our Website, you must be an Accredited Investor and provide identity verification information and Investor financial information described below.

Identity Verification Information. Each Investor must provide information designed to verify his or her identity. Such information may include (i) information from a successfully completed electronic check transaction, (ii) a credit report, (iii) tax documents or (iv) other similar information designed to authenticate and confirm your identity and status as an Accredited Investor or a Non-U.S. Person.

Specific-Qualifications Information.

Investors must also provide other information sufficient to meet regulatory "suitability" requirements for investing in an Investment Opportunity presented on our Website. Depending on the nature of the offering, this information will include: (i) information concerning an Investor's net worth and income; (ii) information concerning his or her residency; and (iii) other information we might request to determine whether an Investor qualifies for a particular investment.

Payment Information.

In order to make an investment through our Website, an Investor must provide us with certain account and other payment information, such as information needed to make payment via electronic checks, ACH or wire. Our registration process for Investors provides additional details on the types of Payment Information needed.

How We Use Your Personally Identifiable Information

We use your Personally Identifiable Information to process your transactions and facilitate your activities with respect to our Website as set out herein. We do not disclose your Personally Identifiable Information to third parties without your express consent except in the specific circumstances identified in “Third Party Access to Personally Identifiable Information” below.

We will provide Investors with certain materials, including formal notices from regulators, and other information in order to comply with Applicable Law. We will use your Contact Information for these purposes. Where necessary to comply with Applicable Law, we will also use Investor Financial Information for these purposes. Investors cannot opt-out of this use of information.

We use the Personally Identifiable Information you provide to process transactions that you have authorized us to undertake and to provide you with the Services you have requested. Investors cannot opt-out of this use of information.

In order to communicate with you and to confirm (where necessary) whether you are eligible for a transaction, we will rely on an Investor's Contact Information and, where applicable, on his or her Investor Financial Information.

We use your Personally Identifiable Information in the operation of our Website and to comply with Applicable Law. You cannot participate in our Website if you seek to opt-out of these uses of your Information.

Our Website may offer a forum for online discussion and participation in which Investors may choose to participate. When we or a User participates in the Website, the participant will use Contact Information you have provided for purposes of your inclusion in the Website. Any Content (as defined in Terms of Use) you contribute to the Website becomes public on your transmittal of the information, and any Personally Identifiable Information you disclose becomes available to the other participants in the discussion. Our Privacy Policy does not cover the information you disclose in such online discussions on our Website. You should use discretion in what you submit to these Websites. You are entitled to opt-out of these uses of information.

Periodically, we may send you materials for informational purposes, such as notices of investment opportunities through our Website. Such informal information may take a range of forms, including email, newsletters, or automatic notices generated by our Website. You are entitled to opt-out from receiving this informal information. Periodically, we may choose to send news, bulletins, marketing materials, or other information to Investors, and will use Personally Identifiable Information to send such communications. If we choose to undertake such communications, you will have the ability to opt-out of receiving these communications.

Our Users may provide feedback to us about our Website and our Services. You are free to choose whether you participate in these activities. We may ask that, in addition to providing your responses, you also provide Contact Information. In these instances, we use any Personally Identifiable Information you choose provide to us in connection with these activities strictly for the purposes for which you submit the information. We will provide Investors with certain materials, including formal notices from regulators, and other information in order to comply with Applicable Law. We will use your Contact Information for these purposes. Where necessary to comply with Applicable Law, we will also use Investor Financial Information for these purposes. Investors cannot opt-out of this use of information.

How We Protect Your Personally Identifiable Information

We have security systems in place designed to prevent unauthorized access to or disclosure of Personally Identifiable Information, and we take all reasonable steps to secure and safeguard this Information, including:

•Our Website's password-protected section requires Users to give us unique identifiers such as their user name and password;

•We employ a secure channel using Secure Sockets Layer encryption to protect information exchanged over the Internet between your web browser and our servers;

•Our employees are required to acknowledge that they understand and will abide by this Privacy Policy with respect to the confidentiality of Personally Identifiable Information;

•We provide access to our databases containing Personally Identifiable Information on a need-to-know basis only; and

•We use automated tools to monitor network traffic to identify unauthorized attempts to upload information, change information or otherwise seek to "hack into" our systems.

•We recognize the sensitivity of information provided in response to our Investor Qualifying Questions and take the following additional precautions with respect to such information:

•We store investor questionnaire information that we receive on a secure system isolated from direct connection to the Internet.

•We encrypt investor questionnaire Information (including account and social security number information) using the same encryption standard used by banks to secure sensitive customer data.

Our security systems are structured to deter and prevent hackers and others from accessing information you provide to us. We make no warranty that our security systems are fail proof. Due to the nature of Internet communications and evolving technologies, we cannot provide and we disclaim assurance that the information you provide us will remain free from loss, misuse, or alteration by third parties who, despite our efforts, obtain unauthorized access.

Changing or Removing Information; Opting Out

Applicable Law places certain obligations on Investors to keep information current, including, for example, Form W-9 Information. It is particularly important for you to keep your Investor Financial Information current and to report to us any material change in this Information. We use this information to provide you with investment opportunities and financial distributions due to you as an equity owner of an Investment Opportunity in which you have invested through our Website. Without current information, you receive information in error or that you are not eligible to receive or act on. To allow appropriate control over Personally Identifiable Information, you can access your account (after supplying your user name and password) to change or update discretionary information that you have previously submitted. You are entitled to decline to participate in certain Services and to decline to give us permission (or to revoke that permission in your discretion) to use your Personally Identifiable Information for certain purposes. We provide you with the ability to opt-out of receiving communications concerning, or being included in, these activities. To opt-out of Services for which an opt-out right is available, please email us at info@realyinvest.com. We can also answer questions or assist if you contact us as provided herein. You will not be allowed to opt–out of required notices or other legal and related notices concerning your relationship to the Website. If you request, we will remove your name and all other Personally Identifiable Information from our databases. It may be impossible to remove this information completely, due to IRS and regulatory reporting requirements, ownership in a Investment Opportunity in which you have invested through our Website and the rights thereof, data backups and records of deletions. If you request deletion of your information, you will be unable to use certain features of the Website and any associated Services. You may not remove de-identified, anonymous, or aggregate data from our databases.

Third Party Access to Personally Identifiable Information

We may need to share your Personally Identifiable Information with Service Providers. We will share with our Service Providers only that information necessary for them to perform their functions, and we require them to commit to refrain from using your Personally Identifiable Information for any other purpose. We may reveal your Personally Identifiable Information to attorneys, private investigator organizations or law enforcement agencies if we believe (i) that you are in risk of harm from another, (ii) that you are harming or interfering (or will harm or interfere) with others, or (iii) that you are violating (either intentionally or unintentionally) our Terms or are otherwise violating legal rights. We will take all reasonable steps to disclose only so much of this Information as is necessary, limiting the disclosure, for example (and where applicable), to Contact Information only. We will reveal your Personally Identifiable Information to the extent we reasonably believe we are required to do so by Applicable Law. If we receive legal process calling for the disclosure of your Personally Identifiable Information, we will attempt to notify you at the email address you supplied during registration within a reasonable amount of time before we respond to the request, unless such notification is not permitted. We are entitled to transfer to a third party information we collect, including any Personally Identifiable Information, in connection with a sale of all or substantially all of our assets, provided the acquiring third party has agreed to safeguard your Personally Identifiable Information with protections that in all material respects are the same as, or more protective than, those set out in this Privacy Policy.

Anonymous, Aggregate Information

We use Anonymous Information to analyze the effectiveness of our Website, to improve our Services and for other similar purposes. In addition, from time to time, we may undertake or commission statistical and other summary analyses of the general behavior and characteristics of Users participating in our Services and the characteristics of visitors to our Website and may share Anonymous Information with third parties, including advertisers. Anonymous Information provided to third parties will not allow anyone to identify you or determine anything personal about you. We may collect Anonymous Information through features of the software that supports our Services, through cookies, and through other means. We may automatically receive and record information in our server logs from your browser, including your IP address (the Internet address of your computer), your computer's name, the type and version of your web browser, referrer addresses, and other generally-accepted log information. We may also record page views and other general statistical and tracking information, which will be aggregated with that of other Users in order to understand how our Website is being used, and for security and monitoring purposes. None of this data contains Personally Identifiable Information. A cookie is a small amount of data, often including an anonymous unique identifier, which is sent to your browser from a Website's computers and stored on your computer's hard drive. Cookies can be used to provide you with a tailored user experience and to make it easier for you to use a Website upon a future visit. We may include cookies on our Website and use them to recognize you when you return to our Website. You may set your browser so that it does not accept cookies. However, cookies must be enabled on your web browser if you wish to access certain personalized features of our Services. We may compile records of visits with respect to certain pages or information that are available on our Website. We might also compile information and other metrics concerning Investors' interactions with respect to our Services and other features of our Website. We might compile Website metrics of a page of interest or other data. Such records do not contain any Personally Identifiable Information, and all such data and information is subject to our Privacy Policy. We may use "pixel tags" to tell us what parts of our Website have been visited or to measure the effectiveness of searches Users perform on our Website. Pixel tags also enable us to send email messages in a format Users can read, and they inform us whether emails have been opened, to help ensure that our messages are of interest to our Investors. None of this data includes Personally Identifiable Information, and you can "opt-out" of receiving these types of emails from us. If any Personally Identifiable Information is collected using such tools, it will be subject to the terms of this Privacy Policy. Our Services may include the use of ad banner partners for the serving and/or targeting of ads, promotions, and other marketing messages. These ads may be provided, in some cases, by a third party ad service provider or advertiser. These advertisers may use traditional banner ads, or other advertising methods, such as advertising using profiles and related Content. An advertiser may place or utilize its own cookie on your browser and may use Anonymous Information about your visit to our Website, such as the number of times you have viewed the ad. If the advertiser requests that you provide to it Personally Identifiable Information, such advertiser's use and collection of such information will be governed by its own privacy policy, and not our Privacy Policy. We recommend that you review the advertiser's privacy policy before providing Personally Identifiable Information. In order to determine whether your computer is supported by our system, we may collect certain Anonymous Information. This information includes, but may not be limited to, your operating system and browser, as well as the presence of any software that our Website may require to operate with your computer, or other third party software on your computer. This information is kept strictly confidential and is not shared with third parties, except as provided herein.

Anonymous Information Linked With Your Personally Identifiable Information Is Protected As “Personally Identifiable Information”

To enable us to better understand the characteristics of our Investors and/or to provide Services tailored to your needs, we may link (i) the Personally Identifiable Information an Investor provides with (ii) Anonymous Information. If we combine or link any Anonymous Information or other information with your Personally Identifiable Information, the resulting combination will be treated and protected as Personally Identifiable Information under this Privacy Policy.

Notice of Security Incident

If we detect, despite the safeguards set out above, an intrusion or other unauthorized access to or use of Personally Identifiable Information, we will (i) notify affected Users of the intrusion if we determine that the information at issue is sensitive; (ii) deliver this notice by the means we deem most efficient under the circumstances (such as, for example, first class mail or email); (iii) use contact information for each affected User in our files; and (iv) use commercially reasonable efforts to accomplish these steps and effect this notice in a timely manner. To the extent Applicable Law requires steps in addition to those specified above, we will under all circumstances comply with Applicable Law.

Participation by Minors

Due to federal law (as reflected in the Children's Online Privacy Protection Act), WE DO NOT ALLOW INDIVIDUALS WHO WE KNOW ARE UNDER 18 TO PARTICIPATE IN OUR WEBSITE OR SERVICES. YOU MUST BE AT LEAST 18 YEARS OLD TO USE OUR WEBSITE AND SERVICES.

Notification of Changes

From time to time, we may change our Privacy Policy. If we make any changes regarding disclosure of Personally Identifiable Information to third parties, we will attempt to contact you prior to the date the modified policy is scheduled to take effect. We will post notice of the new Privacy Policy at the privacy link on our Website. With respect to Website visitors, your use of our Website following any such change constitutes your agreement to follow and be bound by the Privacy Policy, as changed. With respect to Investors, no such changes will take effect unless and until you have provided us with your consent to such changes in accordance with “Your Consent” above.

Relationship to Terms of Use; Incorporation of Terms of Use

This Privacy Policy must be read in conjunction with our Terms of Use, and the provisions of our Terms of Use are incorporated herein. To the extent the Terms of Use conflict with the terms of this Privacy Policy, the terms of this Privacy Policy will control.

Privacy Rights of California Residents

California law requires that we provide you with a summary of your privacy rights under the California Online Privacy Protection Act (the “Act”) and the California Business and Professions Code. As required by the Act, we will provide you with the categories of Personally Identifiable Information that we collect through the Website and the categories of third parties with whom such Personally Identifiable Information may be shared for direct marketing purposes at your request. California law requires us to inform you, at your request, (1) the categories of Personally Identifiable Information we collect and what third parties we share that information with; (2) the names and addresses of those third parties; and (3) examples of the products marketed by those companies. The Act further requires us to allow you to control who you do not want us to share that information with. To obtain this information, please send a request by email or standard mail to the address set out herein. When contacting us, please indicate your name, address, email address, and what Personally Identifiable Information you do not want us to share with affiliated businesses or marketing partners. The request should be labeled “California Customer Choice Notice.” Please allow 30 days for a response. There is no charge for controlling the sharing of your Personally Identifiable Information or requesting this notice.

Complaints to Regulators

If you are a California resident, you may report complaints to the Complaint Assistance Unit of the Division of Consumer Services of the California Department of Consumer Affairs by contacting them in writing at 400 R Street, Sacramento, CA 95814, or by telephone at (800) 952-5210. Other States may provide similar avenues for lodging complaints. Please check with your State's consumer protection authority.

List of cookies we collect

The table below lists the cookies we collect and what information they store.

COOKIE name	COOKIE Description
CART	The association with your shopping cart.
CATEGORY_INFO	Stores the category info on the page, that allows to display pages more quickly.
COMPARE	The items that you have in the Compare Products list.
CURRENCY	Your preferred currency
CUSTOMER	An encrypted version of your customer id with the store.
CUSTOMER_AUTH	An indicator if you are currently logged into the store.
CUSTOMER_INFO	An encrypted version of the customer group you belong to.
CUSTOMER_SEGMENT_IDS	Stores the Customer Segment ID

EXTERNAL_NO_CACHE	A flag, which indicates whether caching is disabled or not.
FRONTEND	You session ID on the server.
GUEST-VIEW	Allows guests to edit their orders.
LAST_CATEGORY	The last category you visited.
LAST_PRODUCT	The most recent product you have viewed.
NEWMESSAGE	Indicates whether a new message has been received.
NO_CACHE	Indicates whether it is allowed to use cache.
PERSISTENT_SHOPPING_CART	A link to information about your cart and viewing history if you have asked the Website.
POLL	The ID of any polls you have recently voted in.
POLLN	Information on what polls you have voted on.
RECENTLYCOMPARED	The items that you have recently compared.
STF	Information on products you have emailed to friends.
STORE	The store view or language you have selected.
USER_ALLOWED_SAVE_COOKIE	Indicates whether a customer allowed to use cookies.
VIEWED_PRODUCT_IDS	The products that you have recently viewed.

Contact Us

If you have any questions about this Privacy Policy, the practices of this Website or your dealings with this Website, please contact us by email at:
info@realyinvest.com, or send mail to:

RealyInvest

2000 PGA Blvd, Suite 4440

Palm Beach Gardens, FL  33408

For Investors in the European Union

We may share your personal information with business partners, sub-contractors and suppliers which provide services to us in order for us to fulfill our obligations under the Instrument. Personal information that we collect from you may be transferred to, and stored at, a destination outside the European Economic Area ("EEA"). It may also be processed by staff operating outside the EEA who work for us or for one of our suppliers, business partners or sub-contractors. Such staff maybe engaged in, among other things, assisting in the fulfillment of our obligations under the Instrument, the processing of your payment details and the provision of support services. We will take all steps reasonably necessary to ensure that your data is treated securely and in accordance with this privacy policy.

You have the right to access information held about you. Any access request may be subject to a fee of $10 to meet our costs in providing you with details of the information we hold about you. If you wish to exercise this right please contact us at the address above.

Updated August 25, 2020

Terms of Use

We reserve the right, in our sole discretion, to change these Terms of Use ("Terms") from time to time. Unless we make a change for legal or administrative reasons, we will provide reasonable advance notice before the Terms become effective. You agree that we may notify you of the Terms by posting them on the Service, and that your use of the Service after the effective date of the Terms (or engaging in such other conduct as we may reasonably specify) constitutes your agreement to the Terms. Therefore, you should review these Terms before using the Service. The Terms will be effective as of the time of posting, or such later date as may be specified in the Terms, and will apply to your use of the Service from that point forward. These Terms will govern any disputes arising before the effective date of the Terms.

YOU HAVE FULLY READ AND HEREBY AGREE TO THE ARBITRATION AND CLASS ACTION PROVISIONS CONTAINED WITHIN THIS AGREEMENT, PLEASE BE AWARE THAT SUCH PROVISIONS MAY AFFECT YOUR LEGAL RIGHTS

www.realyinvest.com is a application and website (the “Website”) which serves (the “Service” or “Services”) to facilitate direct equity investments (“Investments”) by Accredited Investors (“Investor(s)”) in operating companies (“Investment Assets”). The Website is owned and operated by RealyInvest, Inc. (“RealyInvest,” “we,” “us,” or “our”). The Website includes all information, text, visual images, software, products and services used or available through the Website. The Website is intended to be used only for lawful purposes. These Terms govern your use of the Website, the Services offered through the Website, submissions of content you make to the Website in whatever form (“Content”) and your use of Content submitted by other Users.

Our Privacy Policy governs our treatment of information you provide to us on the Website. Our Terms and Privacy Policy apply to any visitor to or user of (collectively “Users”) our Website. Please read the Terms and the Privacy Policy carefully. By visiting or using the Website, you agree to be bound by these Terms. Please do not use our Website if you do not agree to the Terms and Privacy Policy. During the registration process to obtain a password, you will be asked to check a box confirming that you have read these Terms and agree to be bound by them. From time to time, we may revise these Terms. Any such revised Terms will be posted on the Website and will be effective immediately upon posting. By continuing to use the Website following the posting of revised Terms, you agree to be bound by the revised Terms. If at any time you do not agree to any revised Terms, you should immediately stop using the Website.  Upon termination of these Terms of Use or your access to the Website for any reason or no reason, you will continue to be bound by these Terms of Use which, by their nature, should survive termination, including without limitation ownership provisions, warranty disclaimers, indemnity, and limitations of liability. However, if there is a conflict between the Terms of Use and/or Privacy Policy and an Agreement to which you have agreed, the Agreement will take precedence. The information and materials on the Website may contain typographical errors or inaccuracies. Any dated information is published as of its date only, and RealyInvest does not undertake any obligation or responsibility to update or amend any such information. You agree that neither RealyInvest nor its subsidiaries or affiliates will be liable to you or to any third party for any such modification, suspension or discontinuance.

Eligibility for Use of the Website

Investments on this Website are intended only for investors who are willing to accept the high risk associated with investing in startup, early stage and private companies. Investments on this Website are not publicly traded and are illiquid securities involving an indefinite holding period. These investments are intended for investors who can afford to lose their entire investment without changing their lifestyle.

The Website is only available to individuals who are at least eighteen (18) years old. You represent and warrant that if you are an individual, you are at least 18 years old, that you are fully able and competent to enter into the terms and conditions set forth in this and other agreements on the Website, and that all registration information you submit to us is truthful, accurate and complete. If you are accessing the Website on behalf of an entity, such as your employer or a company for which you work or control, you warrant and represent that you have the legal authority to bind that entity to these Terms of Use.

You, as a user of the Website, shall be referred to as a “User.”

1. User Profile Registration

You may access the Website generally and/or browse generally without registering with the Website. In order to invest, you must register to create a user profile (“Profile”) and meet certain criteria (described below). You must complete the registration process by providing us with current, complete and accurate information. By creating a Profile, you acknowledge and agree that you are doing so out of a genuine interest in posting or investing in an Offering. You are solely responsible for updating any and all pertinent registration information, including your Profile. If you create a Profile with false, inaccurate or incomplete information, or you fail to update such information, this shall constitute a breach of the Terms of Use, which may result in immediate termination of your Profile. RealyInvest reserves the right in its sole discretion to refuse registration of, or cancel your account at anytime. You are solely responsible for maintaining the confidentiality of your password and Profile. You agree to notify RealyInvest immediately in writing of any unauthorized use of your Profile or any other breach of security. You agree not to share your password, let anyone else access your Profile, or do anything else that might jeopardize the security of your Profile. You acknowledge and agree that you are liable for any damages or losses to RealyInvest and other Users by any use of your Profile, either authorized or unauthorized.

You agree that your Profile will be self-directed and that you are solely responsible for all purchases, orders, investment decisions and instructions placed through your Profile. Although the Website may provide data, information or content provided by third-parties or us relating to investment strategies and/or opportunities to buy and/or sell securities, you should not interpret any such content as tax, legal, financial, or investment advice by us or a recommendation by us to invest in any Offering posted on the Website. Any decision to invest shall be based solely on your own consideration and analysis of the risks involving a particular Offering and is made at your own risk. You acknowledge and agree that you are solely responsible for determining the suitability of an investment or strategy and accept the risks associated with such decisions, which include the risk of losing the entire amount of your principal. We have no special relationship with or fiduciary duty to you and your use of the Website or the Services does not create such a relationship. You agree and acknowledge that you are responsible for conducting your own legal, accounting and other due diligence review of the Offerings posted on the Website. You are strongly advised to consult a licensed legal professional and investment advisor for any legal, tax, insurance, or investment advice as the Website does not provide any of the foregoing advice or recommendations.

Communications

You agree that RealyInvest may send communications to you via your mailing address, email, telephone or facsimile number provided by you on your Profile. You agree to notify us of any changes in your address or contact details. Communications shall be deemed delivered to you when sent and not when received. For any offerings, you may elect to deliver communications by other means and such delivery shall not affect your consent. You may revoke consent to electronic delivery of communications and receive a paper version at your election. RealyInvest shall have a reasonable period to effect such a change and RealyInvest may charge you a reasonable fee for sending such paper copies. If you elect to use electronic delivery, you agree and represent that you have a suitable computer with Internet access, an email address and the availability to download, save and/or print communications to retain a record of such communications. You agree that you are solely responsible for maintaining such equipment and services required for online access.

You agree that any information that you transmit to the Website, RealyInvest in any manner including, but not limited to, pictures, videos, questions, comments, suggestions, Website addresses and links to other Website/articles, etc. is non-confidential and non-proprietary and can be used by RealyInvest or their affiliates for any purpose. RealyInvest are free to use any idea, concepts, know-how, techniques, etc. contained in any communication to the Website, RealyInvest for any purpose.

We may provide notifications, including those regarding modifications to these Terms of Use, whether such notifications are required by law or are for marketing or other business related purposes, to you via email notice, written or hard copy notice, or through posting of such notice on our Website, as determined by us in our sole discretion. We reserve the right to determine the form and means of providing notifications to visitors. We are not responsible for any automatic filtering you or your network provider may apply to email notifications we send to the email address you provided to us.

Investor Requirements

Users intending to invest in an Offering will be subject to certain investing limitations that will depend on the particular type of Offering being conducted. Prior to investing, you may be asked to fill out a certification and provide necessary documentation as proof of your income and/or net worth and may be required to verify that you are qualified to invest in Offerings posted on this Website. You acknowledge and agree that all information you provide for the registration is complete and accurate.

Offerings Subject to Investment Limits

Non-Accredited Investors represent and warrant that they are not investing in any single offering an amount which exceeds 10% of the lesser of your annual income or net worth, if both your annual income or net worth.

Users agree to cooperate with any requests by the Website or any issuer for additional information or documentation.

You are responsible for maintaining the security and confidentiality of your user name and password. You are liable for any charges, damages or losses incurred by you or us as a result of your failure to maintain the confidentiality of your user name or password. If you suspect any unauthorized use of your user name or password, you should notify us immediately.

Risk Related to Securities Offered on the Website

The securities offered on the Website are only suitable for prospective investors who are familiar with and willing to accept the high risks associated with any Offering, including the risk of complete loss of your investment. Securities sold through the Website may not necessarily be publicly traded and, therefore, may be illiquid unless registered with the SEC. Such securities may be subject to restrictions on resale or transfer, including holding period requirements. Investing in any Offering requires high risk tolerance, low liquidity need, and long-term commitments. Users must be able to afford to lose their entire investment. Investment products are not FDIC insured, may lose value, and there is no bank guarantee.

The securities being offered on the Website have not been registered under the Securities Act, in reliance, among other exemptions, on the exemptive provisions of Regulation A, as applicable. Similar reliance has been placed on apparently available exemptions from securities registration or qualification requirements under applicable state securities laws.

Users must read the offering materials and transaction documents for each of the Offerings posted on the Website for more information and discuss any questions with each issuer directly prior to investing. No assurance can be given that any Offering currently qualifies or will continue to qualify under one or more of such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution, the existence of similar Offerings in the past or in the future, or a change of any securities law or regulation that has retroactive effect. No governmental agency has reviewed the Offerings posted on this Website and no state or federal agency has passed upon either the adequacy of the disclosure contained herein or the fairness of the terms of any Offering. The exemptions relied upon for such Offerings are significantly dependent upon the accuracy of the representations of the Users to be made to the Website and issuers on the Website in connection with an Offering. In the event that any such representations prove to be untrue, the registration exemptions relied upon by an issuer in offering or selling securities on the Website might not be available and substantial liability to such issuer would result under applicable securities laws for rescission or damages. These risks are non-exhaustive and are intended to highlight certain risks associate with investing in securities that are not registered with the SEC. WE STRONGLY ADVISE YOU TO CONSULT A LEGAL, TAX AND FINANCIAL PROFESSIONAL BEFORE INVESTING, AND CAREFULLY REVIEW ALL THE SPECIFIC RISK DISCLOSURES PROVIDED AS PART OF ANY OFFERING MATERIALS AND ASK THE ISSUER ANY QUESTIONS YOU MAY HAVE OR REQUEST ADDITIONAL INFORMATION.

Compensation Disclosure

We do not charge investors any fees for accessing the portal. RealyInvest and other third party service fees for each offering are disclosed in the respective offering materials. RealyInvest’s fees in connection with the offerings posted on this funding portal consist of a monthly membership fee of $2.50.

2. Content

Investors

Investors may submit Content to the Website and participate in Investor-only discussions and online meetings and utilize group investing and portfolio comparison tools. Content submitted by Investors in the Website must be posted under such Investor’s legal name. By submitting any Content to the Website, Investors grant to RealyInvest and to all other Investors a royalty-free, perpetual, irrevocable, non-exclusive, fully paid and transferable right and license to use, reproduce, modify, adapt, publish, distribute, translate, communicate to the public, create derivative works from, perform and display such Content worldwide or to incorporate the Content into any other works in any form or media without restriction or compensation and to grant and authorize sublicenses thereof. Any Content contributed to the Website by an Investor becomes public upon submission of the information. Content posted in the public areas of the Website may be accessed by everyone on the Internet including Users who are not Investors and may appear in public search results. Investors can control the visibility of the Content you post by managing your privacy settings. Investors can also restrict the information available to others by deleting information you do not want visible or by not providing it at all. Our Privacy Policy does not protect information which you disclose on the Website. RealyInvest can offer no assurance that others who access Content will not misuse the Content. RealyInvest may not preserve or return Content which Investors submit. Investors should, therefore, maintain copies of any Content which they submit.

Each Investor represents and warrants, and can demonstrate to RealyInvest’s full satisfaction upon request that Investor (i) owns or otherwise controls all rights to all Content in your User Submissions, or that the Content is in the public domain, (ii) Investor has full authority to act on behalf of any and all owners of any right, title or interest in and to any Content to use such Content as contemplated by these Terms and to grant the license rights set forth above, and (iii) Investor is authorized to grant all of the aforementioned rights to the Content to RealyInvest;

Investor understands that RealyInvest shall have the right to delete, edit, modify, reformat, excerpt, or translate any materials, content or information submitted by Investor; and that all information publicly posted or privately transmitted through the Website is the sole responsibility of the person from which such content originated and that RealyInvest will not be liable for any errors or omissions in any

Content; and that RealyInvest cannot guarantee the identity of any other users with whom Investor may interact in the course of using the Website.

RealyInvest does not endorse and has no control over any Investor submission. RealyInvest cannot guarantee the authenticity of any data which users may provide about themselves. Investor acknowledges that all Content accessed by Investor using the service is at its own risk and Investor will be solely responsible for any damage or loss to any party resulting therefrom.

3. Your Right to Use our Website

Subject to compliance with these Terms and the obligations hereunder, Users have a limited, non-exclusive, non-transferable, non-assignable, non-sublicensable and revocable license to access and use the publicly available areas of our Website through a generally available web browser only for its intended purpose. Subject to compliance with the Terms and the obligations hereunder, Investors have a limited, non-exclusive, non-transferable, non-assignable, non-sublicenseable and revocable license to access and use the password-protected areas of our Website through a generally available web browser only for its intended purpose. Subject to compliance with these Terms and the obligation hereunder, Investors have a worldwide, royalty-free, non-transferable license to refer to or provide a link to the publicly available areas of our Website if such links are provided for the purpose of furthering the purpose of our Website. Investors are not entitled to create links to Content submitted by other Investors. Except as specifically permitted, you may not modify, copy, distribute, transmit, display, perform, reproduce, publish, license, create derivative works from, transfer or sell any Content or any information included on our Website.

4. Use of Website

In connection with your use of our Website or the Service, you may provide Content and interact with other Investors. As a condition to your use of our Website or the Service, you agree that you will not:

Upload, post, transmit or otherwise make available Content that is unlawful, libelous, intentionally false, abusive, obscene, unlawfully threatening, unlawfully harassing, discriminatory or otherwise objectionable;

Collect, use or transfer any personal, private or confidential information about another person obtained from our Website except as expressly permitted by the owner of the information;

Infringe any third party’s intellectual property, trade secret or proprietary rights.

Transmit Content that contains software viruses, worms or any other computer code that interrupt, destroy or limit the functionality of the Website or obtain unauthorized information.

Engage in any action that directly or indirectly interferes with the proper working of or places an unreasonable or disproportionately large load on our infrastructure.

Use data mining, robots or similar data gathering or extraction methods.

Use the Website for any unlawful or improper purpose.

Either directly or indirectly, on your own behalf or in the service or on behalf of others, solicit, poach, cold call or attempt to solicit, poach, cold call, divert, entice, induce or remove any person or entity found on or through this Website or any customer of RealyInvest for any purpose, including the purpose of engaging in competition with RealyInvest.

In connection with use of the Website and the Service, each Investor represents and warrants that he or she:

•Has carefully reviewed and understands and agrees to these Terms and the Privacy Policy and has full power and authority to be bound by the Terms and the Privacy Policy.

•Has provided complete and accurate Registration Information and will update the Registration Information to maintain its accuracy.

•Has had an opportunity to seek legal and financial advice with respect to participation in investment-related services and the Website.

•Hold all rights in the Content you submit sufficient to grant licenses and rights to its use as provided herein.

User Conduct Guidelines

You represent and warrant that all information that you provide to RealyInvest or through the Website is accurate, complete and truthful. RealyInvest and their affiliates and agents are entitled to rely upon the information you provide as true, accurate and complete without independent verification. We reserve the right to suspend or terminate your Profile if any information provided during the registration process or thereafter proves to be inaccurate, not current or incomplete.

The Website permits Users to independently connect with issuers and subscribe in Offerings. However, you are expressly prohibited from doing the following acts: (a) using the Website, or any services and or tools if you are temporarily, or indefinitely, suspended from using the Website, Services or any tools; (b) collecting personal information about other Users; (c) interfering with other Users’ Profiles or Offerings posted to the Website; or (d) posting false, inaccurate, misleading, defamatory, or libelous content on the Website. RealyInvest grants you a limited, revocable, non-exclusive, non-transferrable license to view, copy and print content on the Website for personal, non-commercial purposes. RealyInvest grants the operators of public search engines a limited, non-exclusive, non-transferrable license to copy materials from the Website for the purpose of creating publicly available, searchable indices of Website content. We reserve the right to terminate or limit your access to the Website and/or the licenses granted herein for any reason and in our sole discretion. You agree not to modify, damage, disrupt, disable, overburden, impair, alter or interfere with the use, features, functions, operation, security or maintenance of the Website or the rights or use and enjoyment of the Website by any other person or entity in any manner.

You are prohibited from posting or transmitting any material on or through the Website that, in RealyInvest’s sole opinion, is or could be offensive, fraudulent, unlawful, threatening, disingenuous,

libelous, defamatory, obscene, scandalous, inflammatory, pornographic or profane, or any material that could constitute or encourage conduct that would be considered a criminal offense, give rise to civil liability, or otherwise violate any law. RealyInvest will fully cooperate with any law enforcement authorities or court order requesting or directing RealyInvest to disclose the identity of anyone posting any such information or materials on the Website.

5. Website Intellectual Property

We respect the intellectual property of others, and we ask you to do the same. If you or any user of our Website believes its copyright rights have been infringed on our Website, the copyright(s) owner (“Complaining Party”) should send notification to Our Designated Agent (as identified below) immediately. To be effective, the notification must include:

•A physical or electronic signature of the Complaining Party or such person authorized to act on behalf of the Complaining Party;

•Identification of the copyrights(s) claimed to have been infringed;

•Information reasonably sufficient to permit us to contact the Complaining Party or such person authorized to act on behalf of the Complaining Party, such as address, telephone number and, if available, an electronic mail address at which the Complaining Party may be contacted;

•Identification of the material that is claimed to be infringing the Complaining Party’s copyrights(s) that is to be removed and information reasonably sufficient to permit us to locate such materials;

•A statement that the Complaining Party has a good faith belief that use of the material in the manner complained of is not authorized by the copyright owner, agent, or by law; and

•A statement that the information in the notification is accurate and, under penalty of perjury, the Complaining Party or such person authorized to act on behalf of the Complaining Party is the owner of an exclusive copyright that is allegedly infringed.

Pursuant to the Digital Millennium Copyright Act, 17 U.S.C. § 512(c) (“DMCA”), RealyInvest's Designated Agent for notice of claims of copyrights infringement can be contacted at the addresses below.

Designated Agent for Claimed Infringement: Jeff Beebe

Postal Address: c/o Carman Lehnhof Israelsen, 375 West 200 South, Suite 225, Salt Lake City, UT 84111

E-mail address: support@realyinvest.com

You acknowledge, accept and agree that if we receive a notice of a claim of copyright infringement, we may immediately remove the identified materials from our Website without liability to you or any other party and that the claims of the Complaining Party may be referred to a United States court of law or the United States Copyright Office for adjudication as provided in the DMCA.

Please note that this procedure is exclusively for notifying RealyInvest and its affiliates that your copyrighted material has been infringed. The preceding requirements are intended to comply with our rights and obligations under the DMCA, including 17 U.S.C. §512(c), but do not constitute legal advice. It may be advisable to contact an attorney regarding your rights and obligations under the DMCA and other applicable laws. Allegations that other intellectual property right is being infringed should be sent to support@realyinvest.com. RealyInvest may, in its sole discretion, terminate the accounts of those who are accused of copyright infringement or infringement of other intellectual property rights, rights to privacy or publicity, or defamation.

All of the design, text and graphics of our Website as well as the selection and arrangement thereof, are copyrighted 2017 RealyInvest all rights reserved. RealyInvest, www.realyinvest.com and the design elements of such work constitute our trademarks. The Website images and text and all page headers, graphics HTML based computer programs used to generate pages on the Website and icons are our trademarks, service marks and/or trade dress and may not be used without RealyInvest’s prior written permission. All uses thereof inure to our benefit. All other trademarks, product names and company names or logos included on the Website are the property of their respective owners. You may not modify, copy, reproduce, republish, upload, post, transmit or distribute any material, including code and software, from our Website except as expressly set forth herein. Any unauthorized or unapproved use constitutes copyright and/or trademark infringement.

You may not use the Website or any portion thereof to create or recreate a similar or competing service. Any use of the Content of this Website not expressly permitted by these Terms or granted by our prior written permission is a breach of these Terms and is strictly prohibited.

6. Confidentiality

The RealyInvest IP contains confidential and sensitive trade secrets of RealyInvest. We do not permit you to disclose this information to anyone other than another Investor, and we do not permit you, or other Investors, from using this information for any purposes other than those that consist of participating in our Services, as provided herein.

A. Confidential Information. Confidential Information under these Terms consists of all non-public information whether oral or in writing (a) that is designated as "Confidential" or "Proprietary" by RealyInvest at the time of disclosure or within a reasonable period thereafter; (b) that is only available to Investors, or (c) that you should reasonably understand is confidential (collectively, “RealyInvest Confidential Information”). Confidential Information includes non-public information that RealyInvest or its affiliates furnish or otherwise make available to Investors with respect to the offering documents, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by RealyInvest, or for Investors. Confidential Information includes, without limitation, information relating to RealyInvest services, the marketing or promotion of any service, business policies or practices, strategic plans, pricing, lease rates, plans, renderings, pro-formas, loan agreements, purchase and sale agreements, leases, market comparables, tenant information, sales per square foot, vendor names, customer lists, management systems, and information received from others that RealyInvest is obligated to treat as confidential.

B. Non-disclosure. You shall retain RealyInvest Confidential Information in confidence, and shall not use such RealyInvest Confidential Information except as expressly permitted herein. You agree to use at least the same degree of care in safeguarding RealyInvest Confidential Information as you use in safeguarding your own confidential information and trade secrets, but shall use not less than reasonable care and diligence.

C. Exceptions. Your obligation of non-disclosure of RealyInvest Confidential Information under these Terms will not apply to RealyInvest Confidential Information which you can demonstrate: (i) is or becomes a matter of public knowledge through no fault of your own; (ii) was or becomes available to you on a non-confidential basis from a third party, provided that such third party is not bound by an obligation of confidentiality to RealyInvest with respect to such RealyInvest Confidential Information; (iii) was independently developed by you without reference to the RealyInvest Confidential Information; or (iv) is required to be disclosed by law, provided that you promptly notify RealyInvest in order to provide RealyInvest an opportunity to seek a protective order or other relief with respect to such impending disclosure.

D. Reservation of Rights. The RealyInvest IP is protected by U.S. and international copyright and other intellectual property laws, and RealyInvest retains all rights with respect to the Content, the Website, and the Services, except those expressly granted to you. You agree not to duplicate, publish, display, distribute, modify, create derivative works from, or exploit in any way the RealyInvest IP or any tangible embodiments of the RealyInvest IP, except as expressly permitted herein.

7. Monitoring

We are under no obligation to monitor the information residing or transmitted through our Website. However, you agree that we may monitor Content on our Website (a) to comply with applicable laws, regulations or other government requests; (b) to operate our Website properly or to protect us and/or Users; and (c) for such other purposes as we deem reasonably necessary or appropriate from time to time. We reserve the right to modify, reject or eliminate any information residing on or transmitted through our Website that we believe is unacceptable or in violation of these Terms.

8. Links to Other Websites

Our Website may contain hyperlinks or other connections to Websites operated by persons or entities other than us. We do not control those Websites and are not responsible for them, their availability, content or any viruses that may be accessed through them. Our inclusion of hyperlinks or other connections to such Websites does not imply any endorsement of the material on them or any association with their owners or operators. Your use of the Website to link to another Website is at your own risk.

9. Limited Express Warranty; Disclaimer of Other Warranties

Subject to the limitation of liability set forth below, we warrant to Investors that we will use commercially reasonable efforts to (a) transmit offering documents and Investor financial information in a good, workmanlike and professional manner and (b) safeguard Personally Identifiable Information as provided in the Privacy Policy. OTHER THAN THE EXPRESS LIMITED WARRANTY SET OUT ABOVE, WE DISCLAIM ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTIES’ RIGHTS, TITLE, AND/OR WARRANTIES ARISING BY COURSE OF DEALING OR CUSTOM OF TRADE WITH RESPECT TO THE WEBSITE OR INFORMATION PROVIDED THEREIN. WE MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE (1) ACCURACY, COMPLETENESS, CONTEMPORANEOUSNESS OR TIMELINESS OF OUR WEBSITE, (2) THE QUALITY AND SECURITY OF OUR WEBSITE, OR (3) THE INABILITY TO ACCESS OUR WEBSITE OR ITS CONTENT, INCLUDING WHETHER OUR WEBSITE WILL BE FREE OF VIRUSES, UNAUTHORIZED CODE OR OTHER HARMFUL COMPONENTS. YOU ARE RESPONSIBLE FOR TAKING ALL PRECAUTIONS YOU BELIEVE NECESSARY OR ADVISABLE TO PROTECT YOURSELF AGAINST ANY CLAIM, DAMAGE, LOSS OR HAZARD THAT MAY ARISE BY VIRTUE OF YOUR USE OF OUR WEBSITE. WHEN USING OUR WEBSITE, INFORMATION WILL BE TRANSMITTED OVER THE INTERNET, A MEDIUM THAT IS BEYOND OUR CONTROL AND JURISDICTION. ACCORDINGLY, WE ASSUME NO LIABILITY FOR OR RELATING TO THE DELAY, FAILURE, INTERRUPTION, OR CORRUPTION OF ANY DATA OR OTHER INFORMATION TRANSMITTED IN CONNECTION WITH YOUR USE OF OUR WEBSITE, AND YOU ASSUME THE ENTIRE COST OF ALL NECESSARY MAINTENANCE, REPAIR OR CORRECTION. YOU SHALL HAVE ABSOLUTELY NO RECOURSE AGAINST US FOR ANY ALLEGED OR ACTUAL INFRINGEMENT OF ANY PROPRIETARY RIGHTS YOU MAY HAVE IN ANYTHING YOU POST ON OUR WEBSITE. ANY MATERIAL DESCRIBED OR USED ON OUR WEBSITE MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS OWNED BY THIRD PARTIES WHO HAVE LICENSED SUCH MATERIAL TO US. WE MAKE NO WARRANTIES WHATSOEVER AS TO THE ACCURACY, CONTENT, COMPLETENESS OR LEGALITY OF INFORMATION AVAILABLE ON THE WEBSITE OR IN OFFERING DOCUMENTS. WE DO NOT HAVE ANY OBLIGATION TO VERIFY THE IDENTITY OF USERS OF OUR WEBSITE, AND WE HAVE NO OBLIGATION TO MONITOR THE USE OF OUR WEBSITE BY OTHER USERS. THEREFORE, WE DISCLAIM ALL LIABILITY FOR IDENTITY THEFT OR ANY OTHER MISUSE OF YOUR IDENTITY OR INFORMATION.

10. Limitation Of Liability and Remedies

YOU AGREE THAT WE WILL NOT BE LIABLE TO YOU OR ANYONE ELSE FOR ANY DAMAGES SUFFERED AS A RESULT OF ACCESSING, USING, PRINTING, COPYING OR DOWNLOADING ANYTHING FROM OUR WEBSITE. YOU FURTHER AGREE THAT WE SHALL NOT BE LIABLE FOR ANY LOSS OR INJURY CAUSED IN WHOLE OR IN PART BY RELYING UPON, USING, OR INTERPRETING OUR WEBSITE. IN NO EVENT SHALL WE BE LIABLE FOR ANY DIRECT, INDIRECT, EXEMPLARY, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE USE OF OUR WEBSITE OR WITH THE DELAY OR INABILITY TO USE IT (OR ANY LINKED WEBSITES), OR FOR ANY INFORMATION, SOFTWARE, PRODUCTS AND SERVICES OBTAINED THROUGH OUR WEBSITE, OR OTHERWISE ARISING OUT OF THE USE OF OUR WEBSITE, OR ON ANY OTHER BASIS (WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE), EVEN IF WE, OUR AGENTS OR REPRESENTATIVES KNOW OR HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OUR CUMULATIVE LIABILITY FOR ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS, OR

ACTIONS ARISING OUT OF OR RELATING TO THE WEBSITE (WHETHER ARISING IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE) OR UNDER THESE TERMS SHALL NOT EXCEED ONE HUNDRED DOLLARS ($100.00). BECAUSE SOME STATES OR JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CERTAIN DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY TO YOU. Any claims made by you in connection with your use of our Website, or its Content, must be brought within one (1) year after the cause of action accrues. Otherwise, such cause of action shall be barred.

RealyInvest shall have the right, in addition to other remedies provided by applicable law including consequential and liquidated damages, to apply to a court of competent jurisdiction for the entry of an immediate order to restrain or enjoin said breach and to specifically enforce the provisions of this Agreement.

11. Indemnification

You agree to defend, indemnify and hold us, our officers, directors, employees, members, agents, and affiliates harmless from and against all claims, charges, investigations, actions or demands, liabilities and settlements, including without limitation our losses, costs, damages and reasonable legal and accounting fees , resulting from, or alleged to result from: (a) your breach of these Terms; (b) any Content or other material you provide to our Website, (c) your use of our Website's Content, (d) your violation of any applicable law, regulation, rule or order pertaining to your use of our Website; (e) your unauthorized or unlawful use of our Website; (f) any activity in which you engage in or through our Website; or (g) the unauthorized or unlawful use of our Website by any other person using your user name and password.

12. Termination

A. You may terminate your account with us for any reason or no reason, at any time, upon notice to us. Your termination notice will be effective upon our processing the notice. We may terminate your account with us for any reason or no reason, at any time, with or without notice. A termination by us will be effective immediately or as may be specified in any notice from us. Termination of your account with us includes disabling your access to our Website and may also bar you from any future use of our Website. B. We may immediately restrict, suspend or terminate your account if you abuse or misuse our Website or engage in any behavior that we, in our sole discretion, deem contrary to the purpose of the Website. If you violate any of the Terms, we may immediately terminate your limited license to use our Website. C. Upon the termination of your account with us, you lose access to our Website. In addition, we may block access to our Website from an IP address or range of IP addresses associated with those of terminated Users.

13. Notifications and Communications

For purposes of communicating with you regarding the Website, notice shall consist of an email from us to an email address associated with your account. You also agree that we may communicate with you through other means including email, cellular telephone, telephone or delivery services including the U.S. Postal Service about your Website registration or Services through the Website. You agree that we shall have no liability associated with or arising from your failure to maintain accurate contact information.

You may contact us via email at: info@realyinvest.com or via U.S. mail or courier at:

RealyInvest

[ADDRESS]

[CITY, STATE ZIP]

14. Reports and Complaints

If you believe that a User has acted inappropriately, such as by violating these Terms, you may report your concerns either via the links we have included on the Website, or by contacting us by the means described above. If we are notified by a User that he or she believes that certain Content at the Website is in violation of these Terms, we may investigate the allegation and determine in good faith, in our sole discretion, whether to remove or block access to such Content, or to take action with respect to person or persons responsible for posting the Content. We have the right (but not the obligation), in our sole discretion, to remove, relocate, or otherwise block or restrict any Content, with or without notice, and without liability.

15. Disputes

You are solely responsible for your interaction with other Users that involve or arise from your relationship to the Website. Although we may monitor claims that involve you and other Users, we have no obligation to become involved. If you become involved in such a dispute, and our provision of Services is an insubstantial factor (or no factor) in creating this dispute, then you release us from claims, demands, and damages (actual and consequential) of every kind and nature, known and unknown, arising out of or connected with such dispute.

Agreement for Binding Arbitration. We do not anticipate having any disagreements with you, the user, regarding usage of this Website. But if any concerns about these matters arise, please notify us immediately. We would endeavor to resolve any disagreements in a fair and amicable manner. If it is not possible to resolve the disputes ourselves, then each party hereby agrees that all disputes or claims between you and the Company of any nature whatsoever, including but not limited to those relating to use of the Website or the quality or appropriateness of services offered by the Website shall be resolved by binding arbitration. The Company chooses arbitration because it is usually less expensive and quicker than litigation and will allow us to resolve our disputes privately.

You agree that, by entering into this Agreement, you and RealyInvest are each waiving the right to a trial by jury or to participate in a class action. This Agreement evidences a transaction in interstate commerce, and thus the Federal Arbitration Act governs the interpretation and enforcement of this provision. This arbitration provision shall survive termination of this Agreement. YOU AND RealyInvest AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN YOUR OR ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE

PROCEEDING. Further, unless both you and the Company agree otherwise, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding. The arbitration shall be conducted by the Judicial Arbitration and Mediation Services ("JAMS"). The arbitrator must decide all disputes in accordance with the chosen association’s rules and in accordance with Utah law, and shall have power and obligation to decide all matters submitted, including arbitrability and legal questions raised by pleading or summary judgment motions. In the event that any dispute or claim is determined not subject to arbitration by the arbitrator, all parties agree that their respective rights and obligations shall be governed by the laws of the State of Utah, excluding its choice of law rules. Furthermore, in the event that any dispute or claim is determined not subject to arbitration by the arbitrator, all parties agree that any and all legal action or proceedings shall be instituted in a state or federal court in Utah.

Users understand that they are free to consult with other counsel about the wisdom of agreeing to arbitration or to any other term of this agreement before accepting it, and User agrees that by using this Website, it is voluntarily accepting this agreement.

16. Other Agreements

These Terms constitute the entire agreement between us and you with respect to the subject matter of these Terms and supersede all previous and contemporaneous agreements, proposals and communications between us, written or oral, or whether established by custom, practice, policy or precedent. You agree that no joint venture, partnership, employment or agency relationship exists between you and us or other Users as a result of these Terms or your use of our Website. We may assign these Terms, in whole or in part, in our sole discretion. You may not assign your rights or obligations under these Terms without our prior express written permission. Any attempt by you to assign your rights or obligations under these Terms without our permission shall be void. If any provision of these Terms is found to be invalid by any court having jurisdiction to make such a determination, the invalidity of such provision shall not affect the validity of the remaining provisions of these Terms, which shall remain in full force and effect. No waiver of any of these Terms shall be deemed a further or continuing waiver of such term or condition or any other term or condition. Our failure to act with respect to a breach of these Terms does not waive our right to act with respect to that breach or subsequent breaches. Except as expressly and specifically contemplated by these Terms, no representations, statements, consents, waivers or other acts or omissions by us shall be deemed legally binding on us, unless documented in a physical writing hand signed by one of our duly appointed officers. We make no representation that our Website is appropriate or may legally be viewed in the nation, state, province or other jurisdiction in which you reside, do business, or are incorporated or organized. Access to the Website is prohibited from jurisdictions where the Website, or its Content, is illegal. You agree that these Terms, as well as any suit, action or proceeding arising out of or in connection with any dispute with us, including without limitation any claim involving us or our affiliates, subsidiaries, employees, members, officers, directors, and agents, shall be governed by and construed in accordance with the laws of the State of Utah in all matters, without regard to its provisions regarding conflicts of law and the United Nations Convention for the International Sale of Goods. Jurisdiction for any claims arising under this agreement shall lie exclusively with the state or federal courts within Utah.

17. Miscellaneous

Third-Party Websites

The Website may contain links to third party websites (“Third-Party Websites”). These links are provided only as a convenience to you. The inclusion of any link is not and does not imply an affiliation, sponsorship, endorsement, approval, investigation, verification or monitoring by RealyInvest of any information, materials, products, or services contained in or accessible through any Third-Party Website. In no event shall RealyInvest be responsible for the information contained on any Third-Party Websites or your use of or inability to use any Third-Party Websites. You acknowledge and agree that RealyInvest shall not be liable or responsible, directly or indirectly, for any damage or loss caused or alleged to be caused by or related to the use of or reliance on any content, goods, or services available through any Third-Party Website or resource. YOU AGREE THAT ACCESS AND USE OF THIRD-PARTY WEBSITES, INCLUDING THE INFORMATION, MATERIAL, PRODUCTS, AND SERVICES ON THIRD-PARTY WEBSITES OR AVAILABLE THROUGH THIRD-PARTY WEBSITES, IS SOLELY AT YOUR OWN RISK AND DISCRETION.

Your access and use of the Third-Party Websites are governed by the terms of use and privacy policies of these Third-Party Websites. We strongly encourage you to carefully review the terms of use and privacy policies of any Third Party Websites that you access through our Website.

U.S. Jurisdiction

If you are located outside of the United States, you use or access the Website solely at your own risk and initiative. The Service is controlled and operated from facilities within the United States. RealyInvest make no representations that the Service is appropriate or available for use in any other jurisdictions. Accessing the Service is prohibited from territories where the content on the Website is prohibited. Offerings are only directed at, or intended for purchase or investment by investors in jurisdictions that permit general solicitation of unregistered securities. This Website is not directed at you if we are prohibited by any law of any jurisdiction from making the information on this Website available to you. You acknowledge and agree that it is solely your responsibility to be aware of the applicable laws and regulations of your country of residence. Subscriptions to invest in any Offering posted on this Website must only be made on the basis of the offering or transaction document relating to the specific investment.

The content, material and information contained on the Website does not constitute an offer or solicitation and may not be treated as an offer or solicitation: (i) in any jurisdiction where such an offer or solicitation is against the law; (ii) to anyone to whom it is unlawful to make such an offer or solicitation; or (iii) if the person making the offer or solicitation is not qualified to do so. The securities offered on this Website can only be marketed in certain jurisdictions only. You acknowledge and agree that it is solely your responsibility to be aware and to observe all of the applicable laws and regulations of any relevant jurisdiction, including your country of residence.

Electronic Signatures

Your use of electronic signatures to sign documents legally binds you in the same manner as if you had manually signed such documents. The use of electronic versions of documents fully satisfies any requirement that such documents be provided to you in writing. If you sign electronically, you represent that you have the ability to access and retain a record of such documents. You agree that you are responsible for understanding these documents and agree to conduct business by electronic means. You are obligated to review the Website periodically for changes and modifications and agree not to contest the admissibility or enforceability of the Website's electronically stored copy of these Terms of Use in any proceeding arising out of these Terms of Use.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The Federal Electronic Signatures in Global and National Commerce Act (“ESIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer’s consent to receive information electronically. When a potential investor registers on the Platform, we obtain his, her or its consent to transact business electronically and maintain electronic records in compliance with ESIGN and UETA requirements.

For further information relating to these Terms, or to report a problem regarding the Website, please contact info@realyinvest.com.

Updated August, 2020.